loanDepot Declares Regular Cash Dividend of $0.08 Per Share

Foothill Ranch, California, March 14, 2022 – loanDepot, Inc. (the “Company,” NYSE: “LDI,” together with its subsidiaries, “loanDepot”) today announced that it has declared a regular cash dividend of $0.08 per share on its Class A common stock and Class D common stock (the “Dividend”). The board of directors of LD Holdings Group LLC (“LD Holdings”), a subsidiary of the Company, has authorized, and LD Holdings has declared, a simultaneous cash distribution on its units. The Dividend will be paid on April 18, 2022, to the Company’s stockholders of record as of the close of business on April 4, 2022.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster, and less stressful to purchase or refinance a home. Today, as the nation's second largest non-bank retail mortgage lender, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional, and national philanthropic efforts.

Investor Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Strategic Communications and Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR